Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh 612/455-1754
	Chief Financial Officer	Marian Briggs 612/455-1742
218/681-9861

Arctic Cat Revises Fiscal 2008 Fourth-Quarter Outlook

ATV sales impacted by weak retail environment, reduced order from large, multi-store retailer and vendor supply issue;

Conference call scheduled for 4 p.m. CT today

                THIEF RIVER FALLS, Minn., April 8, 2008 — Arctic Cat Inc. (Nasdaq: ACAT) today revised its sales and earnings outlook for the fiscal 2008 fourth quarter ended March 31, 2008, on lower than anticipated all-terrain vehicles (ATV) sales, which the company attributed to three factors: continued weak retail sales; the reduction of a planned, large retail customer order; and a parts supply issue.

                “The headwind we saw in the retail ATV market at the end of calendar year 2007 continued to worsen in the first quarter of calendar 2008,” said Christopher A. Twomey, Arctic Cat’s chairman and chief executive officer, “causing lower than anticipated wholesale sales to our dealers.” Twomey noted that Arctic Cat gained ATV market share during the March quarter, but industrywide ATV retail sales continued to decline which made dealers reluctant to substantially increase their inventory.

In addition, two other unforeseeable events occurred during the quarter, further impacting sales. One of Arctic Cat’s large multi-store retailers decided to sell ATVs only in its largest footprint stores and, as a result, significantly reduced its planned order for the quarter. Arctic Cat also experienced an ATV sourcing issue with a vendor supplying parts for the Prowler utility vehicle. A temporary supply interruption occurred while Arctic Cat was in the process of transitioning to a different supplier, as part of the company’s strategic sourcing initiative. The supply issue was resolved before the end of the fourth quarter, using another supplier. “Unfortunately, because of the supply uncertainty, we stopped taking Prowler orders for a period of time, reducing ATV sales in the March quarter,” said Twomey.

                As a result of these factors, Arctic Cat’s fourth-quarter net sales are now estimated to be $167 million to $169 million compared to $172.6 million in the prior-year fourth quarter. Arctic Cat now expects fourth-quarter diluted earnings per share to range between breakeven to a net loss of $0.08.

                Accordingly, Arctic Cat has revised its anticipated sales for the full year ended March 31, 2008, to be in the range of $620 million to $622 million, compared with record net sales in fiscal 2007 of $782.4 million. The company anticipates reporting a net loss per diluted share for the 2008 fiscal year in the range of $0.20 to $0.28 versus year-ago diluted earnings per share of $1.15.

                “We are very disappointed about the significant impact of these events on the quarter,” said Twomey.  The company had previously announced a reduction in fiscal 2008 production levels in response to the challenging retail climate for recreational vehicles. Twomey said that Arctic Cat continues to focus on lowering costs through its strategic sourcing initiative and leveraging its efficiency, with the aim of returning the company to profitability.

                Arctic Cat expects to report its actual fiscal 2008 fourth-quarter results in mid-May.

Conference Call

                A conference call is scheduled for 4 p.m. CT (5 p.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-405-2236 and enter conference call ID 11112550. The replay will be available through April 15, 2008.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity;

effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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